Leatt Corp Announces Results for the Third Quarter 2023

CAPE TOWN, South Africa, (November 6, 2023) - Leatt Corporation (OTCQB: LEAT), the leading developer and marketer of head-to-toe protective equipment for Moto, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the third quarter ending September 30, 2023. All financial numbers are in U.S. dollars.

Third Quarter and First Nine Months 2023 Snapshot

• Global revenues for the first nine months were $37.4 million, down 43% compared to the first nine months of 2022.

• Gross profit margins increased from 42% to 43% for the first nine months of 2023, compared to the same period of 2022.

• Net Income was $2.3 million, down 80%, compared to the first nine months of 2022.

• Cash flow generated from operations for the first nine months was $6.6 million, up 277%, compared to $1.7 million for the first nine months of 2022.

• Cash and cash equivalents at September 30, 2023 was $10.8 million, up 123%, compared to $4.8 million as of September 30, 2022.

• Leatt brand momentum continues at the consumer level despite constrained industry-wide ordering patterns.

• Global shipping and logistic costs continue to improve.

Chief Executive Officer Sean Macdonald commented: "Although our results for the third quarter of 2023 continued to reflect constrained ordering patterns, particularly from our international distribution partners who placed orders in early 2023 at the peak of overstocking conditions and constrained ordering sentiment, they do not reflect the current marginal uptick in sentiment that we are experiencing at the dealer and consumer level.

"Total revenues were $12.0 million, a 48% decline compared to last year's third quarter, which was one of the strongest quarters in company history. International revenues were $8.2 million, a decrease of 54% year over year.  Sales in the United States decreased by 29% to $3.9 million. Net Income for Q3 2023 was $460,474, a decrease of 89%, compared to the strong prior year.

"We continue to build a strong and talented team of product, sales, and marketing professionals and have recently invested in our MTB business, a promising growth area for us, with the addition of two new key industry professionals. We are also excited about the launch of our new ADV line at EICMA, the International Motorcycle and Accessories Exhibition, hosted in Milan, Italy. Our ADV line is a strong testament to our team's ability to develop innovative gear that appeals to a wider group of riders globally.

"Constrained market challenges have resulted in an intensified commitment from our entire team to continue our growth path and we remain enthusiastic about our ability to grow on a sustainable basis. We remain dedicated to our continued development of an innovative, multi-channel, and robust global selling organization with the ability to reach a wide consumer base of riders of all levels."

Founder and Chairman, Dr. Christopher Leatt remarked: "Our design and engineering teams are excited about our new range of ADV gear and apparel, specifically designed for motorcycle riders of all kinds who ride in all weather conditions and terrains. As always, these products, which include new boots and gloves, are developed in-house by our design and engineering professionals, and rigorously tested for safety and protection."

Financial Summary

Total revenues for the third quarter of 2023 were $12.0 million, down 48%, compared to $23.3 million for the third quarter of 2022.

The decrease in global revenues during the third quarter is attributable to a $5.1 million decrease in body armor sales, a $3.5 million decrease in other products, parts, and accessories sales, a $1.5 million decrease in helmet sales, and a $1.2 million decrease in neck brace sales.

Income from operations for the third quarter of 2023 was $620,395, down 89%, compared to $5.5 million for the third quarter of 2022.

Net income for the third quarter of 2023 was $460,474 or $0.08 per basic and $0.07 per diluted share, down 89%, as compared to net income of $4.1 million, or $0.70 per basic and $0.65 per diluted share, for the third quarter of 2022.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At September 30, 2023, the Company had cash and cash equivalents of $10.8 million and a current ratio of 7.5:1.

Business Outlook

Mr. Macdonald added: "This has been a challenging time for our industry, but we believe that our strong commitment to growth initiatives will fuel growth as conditions continue to improve over time. Stock levels accumulated as a result of dealer and distributor response to the pandemic-driven surge in demand have resulted in adjusted ordering patterns at the dealer and distributor level to digest elevated stock levels as demand normalizes.

"We are confident that these dynamics will resolve as stock is digested with a positive inflection point on the horizon. Consumer direct selling activity in the U.S. continues to grow, increasing 16% year-to-date, compared to the same period in 2022, serving as a testament to the momentum that our products and brand have built over the last several years. This activity is also an encouraging indicator of an increase in consumer demand for our products that should further influence revenues as inventory is digested by our dealers and distributors.

"We continue to build our product, sales, and marketing teams and we are investing in the continued success of our MTB business, an area where we see a great opportunity to build market share. While some competitors seem to be pulling back, we have added two key leaders in MTB who share an infectious passion for riding and will help us bring a new level of focus to our MTB business. We have also launched our ADV range of gear for motorcycle riders. This is now a head-to-toe segment that should open more doors at the dealer level and, more importantly, reach a wide community of riders.

"We are also continuing to focus on working capital management and maintaining a robust cash flow position to fund operations and future growth initiatives. We look forward to returning to a level of growth as stock is digested and strong rider participation continues."

Conference Call

The Company will host a conference call at 10:00 am ET on Monday, November 6, 2023, to discuss the third quarter 2023 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13742073.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports - more specifically - riding motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the likelihood that the Company's double-digit revenue growth will continue; the impact of the new ADV range on the Company's results of operations, the financial outlook of the Company, including the likelihood that customer ordering patterns will stabilize in the near term; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

(917) 841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2023	December 31, 2022
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$10,783,752	$7,102,945
Accounts receivable, net	10,672,812	12,839,597
Inventory, net	18,703,347	22,805,462
Payments in advance	633,861	1,047,137
Deferred asset, net	100,397	1,016,815
Income tax refunds receivable	340,492	-
Prepaid expenses and other current assets	2,329,904	2,878,112
Total current assets	43,564,565	47,690,068

Property and equipment, net	3,571,075	3,104,336
Operating lease right-of-use assets, net	916,922	1,092,170

Other Assets
Deposits	40,004	40,796

Total Assets	$48,092,566	$51,927,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,443,779	$6,011,390
Notes payable, current	111,664	108,398
Operating lease liabilities, current	281,591	280,743
Deferred compensation, current	-	400,000
Income taxes payable	-	3,382,700
Short term loan, net of finance charges	5,247	1,030,196
Total current liabilities	5,842,281	11,213,427

Notes payable, net of current portion	59,348	141,967
Operating lease liabilities, net of current portion	635,331	811,427
Deferred tax liability, net	66,200	66,200

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,971,340 and 5,971,340 shares issued and outstanding	130,309	130,309
Additional paid - in capital	10,645,497	10,645,497
Accumulated other comprehensive loss	(1,545,920)	(1,081,143)
Retained earnings	32,256,520	29,996,686
Total stockholders' equity	41,489,406	39,694,349

Total Liabilities and Stockholders' Equity	$48,092,566	$51,927,370

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$12,008,847	$23,258,752	$37,438,414	$65,425,170

Cost of Revenues	6,890,845	13,122,213	21,204,860	38,017,469

Gross Profit	5,118,002	10,136,539	16,233,554	27,407,701

Product Royalty Income	1,767	74,411	25,151	200,221

Operating Expenses
Salaries and wages	1,267,455	1,274,554	3,737,382	3,897,693
Commissions and consulting expenses	168,299	143,691	375,548	456,911
Professional fees	156,868	166,537	605,896	505,305
Advertising and marketing	974,488	1,166,804	2,678,960	2,526,808
Office lease and expenses	145,863	145,499	457,675	546,398
Research and development costs	610,589	501,604	1,828,548	1,516,147
Bad debt expense (recovery)	46,113	97,325	(135,108)	101,680
General and administrative expenses	830,145	977,796	2,516,919	2,399,899
Depreciation	299,554	264,923	871,738	829,790
Total operating expenses	4,499,374	4,738,733	12,937,558	12,780,631

Income from Operations	620,395	5,472,217	3,321,147	14,827,291

Other Income (Expenses)
Interest and other expenses, net	(1,150)	7,784	(38,948)	5,592
Total other income (expenses)	(1,150)	7,784	(38,948)	5,592

Income Before Income Taxes	619,245	5,480,001	3,282,199	14,832,883

Income Taxes	158,771	1,391,878	1,022,365	3,795,085

Net Income Available to Common Shareholders	$460,474	$4,088,123	$2,259,834	$11,037,798

Net Income per Common Share
Basic	$0.08	$0.70	$0.38	$1.90
Diluted	$0.07	$0.65	$0.36	$1.77

Weighted Average Number of Common Shares Outstanding
Basic	5,971,340	5,826,892	5,971,340	5,802,771
Diluted	6,270,691	6,261,160	6,270,691	6,237,039

Comprehensive Income
Net Income	$460,474	$4,088,123	$2,259,834	$11,037,798
Other comprehensive income, net of $0 deferred income taxes in 2023 and 2022
Foreign currency translation	(27,708)	(431,436)	(464,777)	(556,484)

Total Comprehensive Income	$432,766	$3,656,687	$1,795,057	$10,481,314

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS  ENDED SEPTEMBER 30, 2023 AND 2022

	2023	2022

Cash flows from operating activities
Net income	$2,259,834	$11,037,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	871,738	829,790
Stock-based compensation	-	443,250
Bad debts reserve	(175,448)	81,305
Inventory reserve	299,942	148,901
Deferred asset allowance	(75,971)	-
Gain on sale of property and equipment	(2,375)	(23,047)
(Increase) decrease in:
Accounts receivable	2,342,233	(9,925,342)
Deferred asset	992,389	-
Inventory	3,802,173	(4,088,914)
Payments in advance	413,276	409,186
Prepaid expenses and other current assets	548,208	2,845,924
Income tax refunds receivable	(340,492)	-
Deposits	792	(6,802)
Increase (decrease) in:
Accounts payable and accrued expenses	(567,611)	(2,136,609)
Income taxes payable	(3,382,700)	2,073,221
Deferred compensation	(400,000)	60,000
Net cash provided by operating activities	6,585,988	1,748,661

Cash flows from investing activities
Capital expenditures	(1,412,558)	(865,204)
Proceeds from sale of property and equipment	2,793	43,469
Increase in short-term investments, net	-	(5)
Net cash used in investing activities	(1,409,765)	(821,740)

Cash flows from financing activities
Issuance of common stock	-	255,800
Repayment of notes payable to bank	(79,353)	(58,090)
Repayment of short-term loan, net	(1,024,949)	(832,089)
Net cash used in financing activities	(1,104,302)	(634,379)

Effect of exchange rates on cash and cash equivalents	(391,114)	(479,710)

Net increase (decrease) in cash and cash equivalents	3,680,807	(187,168)

Cash and cash equivalents - beginning of period	7,102,945	5,022,436

Cash and cash equivalents - end of period	$10,783,752	$4,835,268

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$56,602	$37,427
Cash paid for income taxes	$4,529,602	$1,721,864

Other noncash investing and financing activities
Common stock issued for services	$-	$443,250